Exhibit 99.1

VitalTrust Announces Stephen C. Steckel as Senior Vice President and Chief Financial Officer

Monday March 3, 9:15 am ET

Twenty Year Plus Commercial Banking Veteran to Lead Company's Financial Strategy in Renewable Energy Market

TAMPA, Fla.--(BUSINESS WIRE)--VitalTrust Business Development Company (OTCBB: VTBD.OB - News) (“VTBD” or the “Company”) today announced the appointment of Stephen C. Steckel as the Company’s Chief Financial Officer. Mr. Steckel joins the Company after over twenty years of banking experience with specific concentrations in corporate finance, credit, and international banking. He further adds significant executive level experience and shares the Company’s vision to become a leading provider of vertically integrated renewable energy solutions in Bio-Diesel, Ethanol, Wind, and Solar.

Alex H. Edwards III, VitalTrust CEO stated, “We are extremely pleased that Mr. Steckel has agreed to join our executive management team. He has a proven track record of success and shares our vision and commitment to change the model by which renewable energy is delivered both in the United States and abroad. Stephen’s executive, international and corporate financial background, make him the ideal person to architect the Company’s financial strategy enabling us to successfully execute our worldwide business plan.”

Edwards further stated, “The addition of Stephen falls on the heals of the recent addition of Stephen C. Rockefeller Jr. to our Board of Directors as well as the addition of Frank Sanchez as a consultant for International Trade and Government affairs. We anticipate further bolstering our management team with subsequent complementary additions with a single goal in mind, the creation of long term shareholder value.”

"VitalTrust is building momentum across diversified revenue streams in the renewable energy field. Economic and political conditions are ripening and 2008 is the time to begin meaningful production and distribution globally. I believe we are strategically positioned and poised for growth,” stated Stephen C. Steckel, VitalTrust CFO.

Mr. Steckel was previously employed as Vice President, Senior Relationship Manager and Credit Officer for Key Bank, Cleveland, Ohio. As Relationship Manger he was responsible for the management of middle-market under-performing loans ranging from $500,000 to $20,000,000. Prior to that Mr. Steckel was head of the Special Credits Department at National City Bank, Cleveland, Ohio, managing distressed commercial loans from $1,000,000 to $35,000,000. He also held positions at Weil, Gotshal, and Manges, New York, and Cantor Fitzgerald Securities, New York and Tokyo. He holds a Masters of Business Administration, Finance, University of Wisconsin-Madison, and a Bachelor of Arts, International Studies, Johns Hopkins University and is conversant in Japanese.

Forward Looking Statements

Investors are cautioned that certain statements contained in this document are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “anticipates,” “intends,” “plans,” “expects,” and similar expressions. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future VitalTrust actions, which may be provided by management, are also forward-looking statements as defined by the act. These statements are not guarantees of future performance.

For More information please visit www.renwenergy.com.

Contact:
VitalTrust Business Development Company
Beverly Mercer, 813-865-1120
info@renwenergy.com